Exhibit 3.1

RESTATED CERTIFICATE OF FORMATION
WITH NEW AMENDMENTS

T ACQUISITION, INC.

File Number:  0802570345

Pursuant to the provisions of Section 3.051 and Section 3.057 of the Texas Business Organizations Code (the “TBOC”), T Acquisition, Inc. (the “Corporation”) hereby adopts the following Amended and Restated Certificate of Formation, which accurately states the text of the Corporation’s Certificate of Formation and all amendments thereto as amended by this Amended and Restated Certificate of Formation as hereinafter set forth and which contains no other change in any provision thereof.

ARTICLE ONE
ENTITY INFORMATION

The current name of the Corporation is T Acquisition, Inc.  The Corporation is a Texas for-profit corporation.  The file number issued to the Corporation by the Secretary of State is 0802570345.  The date of formation of the Corporation is October 25, 2016.

ARTICLE TWO
AMENDMENTS

The Certificate of Formation of the Corporation is amended by this Amended and Restated Certificate of Formation to, among other things: (i) modify Article I to change the name of the Corporation to “Tectonic Financial, Inc.”; (ii) modify Article III to reflect the current directors of the Corporation; (iii) modify Article IV to authorize additional classes and shares of capital stock; (iv) create a new Article VII to provide that special meetings of shareholders shall be called at the request in writing of shareholders owning not less than twenty percent (20%) of the issued and outstanding shares of the Corporation entitled to vote at such meeting; (v) renumber the current “Article IX” to “Article X” and amend such article to provide that the Certificate of Formation may be amended by the affirmative vote of the holders of a majority of the shares of common stock of the Corporation; (vi) delete the current Article X to remove information related to the organizer of the Corporation; (vii) delete the current Article XI to remove the effectiveness of the Amended and Restated Certificate of Formation; and (viii) create a new Article XI to provide for limited renunciation of certain corporate opportunities.

ARTICLE THREE
STATEMENT OF APPROVAL

The above amendments have been made in accordance with the provisions of the TBOC.  The Amended and Restated Certificate of Formation has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

ARTICLE FOUR
REQUIRED STATEMENTS

The Amended and Restated Certificate of Formation, which is attached to this form as Exhibit A, accurately states the text of the current Certificate of Formation of the Corporation and each amendment to the Certificate of Formation that is in effect, and as further amended by the Amended and Restated Certificate of Formation.  The attached Amended and Restated Certificate of Formation does not contain any other change in the Certificate of Formation being amended and restated except for the information permitted to be omitted by the provisions of the TBOC applicable to the Corporation.

ARTICLE FIVE
EFFECTIVENESS OF FILING

This Amended and Restated Certificate of Formation becomes effective upon filing with the Secretary of State of the State of Texas.

ARTICLE SIX
EXECUTION

The undersigned affirms that the person designated as registered agent in the Amended and Restated Certificate of Formation has consented to the appointment.  The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute the filing instrument.

T ACQUISITION, INC.

Date: April 25, 2019	By:	/s/ Patrick Howard
	Name:	Patrick Howard
	Title:	President and Chief Executive Officer
2

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
TECTONIC FINANCIAL, INC.

The undersigned natural person of the age of eighteen (18) years or more, acting as an officer of a corporation under the Texas Business Organizations Code (the “TBOC”), hereby adopts the following Amended and Restated Certificate of Formation for such corporation:

ARTICLE I
Entity Name and Type

Section 1.1.          The name of the filing entity is Tectonic Financial, Inc. (the “Corporation”).  The Corporation is a for-profit corporation formed and existing under the laws of the State of Texas.

ARTICLE II
Registered Agent and Registered Office

Section 2.1.          The name of the registered agent is A. Haag Sherman.  The address of the registered agent and the address of the registered office of the Corporation is 16200 Dallas Parkway, Suite 190, Dallas, Texas 75248.

ARTICLE III
Directors

Section 3.1.          Except as otherwise provided in this Amended and Restated Certificate of Formation, the board of directors of the Corporation (the “Board of Directors”) shall consist of one (1) or more members, each of whom shall be a natural person.  The number of directors of the Corporation shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

Section 3.2.          The current Board of Directors is comprised of nine (9) directors, and the names and respective addresses of the individuals who are currently serving as directors are as follows:

Name	Mailing Address

A. Haag Sherman	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Patrick Howard	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

D. Craig Barnes	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Steven Jones	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Daniel C. Wicker	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Brad Clapp	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Thomas Sanders	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Eric Langford	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Tom McDougal	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Barb Bomersbach	16200 Dallas Parkway, Suite 190
Dallas, Texas 75248

Section 3.3.          Except as otherwise provided in this Amended and Restated Certificate of Formation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE IV
Shares and Shareholders

Section 4.1.          The aggregate number of shares of common stock that the Corporation shall have authority to issue is FORTY MILLION (40,000,000) shares of common stock, par value of $0.01 per share (the “common stock”), TWENTY MILLION (20,000,000) shares of non-voting common stock, par value $0.01 per share (the “non-voting common stock”), and TEN MILLION (10,000,000) shares of preferred stock, par value $0.01 per share (the “preferred stock”).

Section 4.2.          A shareholder of common stock of the Corporation shall have the right to one (1) vote per share, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

Section 4.3.          No shareholder of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

Section 4.4.          The shares of non-voting common stock and the shares of preferred stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of non-voting common stock or preferred stock, as may be permitted by the TBOC, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

Section 4.5.          Subject to the rights of the holders of any series of preferred stock pursuant to the terms of this Certificate of Formation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors of the Corporation, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock.

Section 4.6.          No holder of securities of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the Corporation now or hereafter authorized to be issued, or securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a share dividend or otherwise.  Securities of the Corporation may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE V
Purpose

Section 5.1.          The purpose for which the Corporation is organized is to transact any or all lawful business for which a for-profit corporations may be organized under the TBOC.

ARTICLE VI
Shareholder Action By Written Consent

Section 6.1.          Any action required to, or that may, be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE VII
Special Meeting

Section 7.1.          In addition to any other manner of calling a special meeting of shareholders that may be set forth in the Bylaws of the Corporation, a special meeting of the shareholders, for any purpose or purposes, unless otherwise prescribed by the TBOC or by this Certificate of Formation or by the Bylaws, may be called by (i) the Chairman of the Board, or (ii) a majority of the Board of Directors, and shall be called by the Chairman of the Board or Secretary at the request in writing of shareholders owning not less than twenty percent (20%) of the issued and outstanding shares of the Corporation entitled to vote at such meeting.

ARTICLE VIII
Liability of Governing Person

Section 8.1.          No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for an act or omission in their capacity as a director except that this Article VIII shall not authorize the elimination or limitation of liability of a director of the Corporation to the extent he or she is found liable for:

(a)          A breach of duty of loyalty to the Corporation or its shareholders;

(b)          An act or omission not in good faith that constitutes a breach of duty of such director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c)          A transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

(d)          An act or omission for which the liability of a director is expressly provided by an applicable statute.

Section 8.2.          If the TBOC or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the TBOC and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the Corporation provided by the foregoing provisions of this Article VIII.

Section 8.3.          Any repeal of or amendment to this Article VIII shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

ARTICLE IX
Indemnification and Insurance

Section 9.1.          Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the greatest extent permitted by applicable law, any director or officer of the Corporation, any former director or officer of the Corporation or any “delegate” (as defined below) of the Corporation who was, is, or is threatened to be made a respondent in any “proceeding” (as defined in Section 8.001 of the TBOC) because the person is or was a director, officer or delegate of the Corporation from and against all “expenses” (as defined in Section 8.001 of the TBOC) actually incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer or delegate of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Section 9.1 shall be a contract right.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and delegates.  For purposes of this Section 9.1, “delegate” shall mean any person who, while serving as a director or officer of the Corporation, is or was serving as a representative of the Corporation, at the request of the Corporation, at another enterprise (as defined in Section 8.001 of the TBOC) or another organization or to an employee benefit plan.  A person is a “delegate” to an employee benefit plan if the performance of the person’s official duties to the Corporation also imposes duties on or otherwise involves service by the person to the plan or participants in or beneficiaries of the plan.

Section 9.2.          Non-Exclusivity of Rights.  The right to indemnification conferred in this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Formation, the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

Section 9.3.          Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, delegate, employee or agent of the Corporation against any such expenses, whether or not the Corporation would have the power to indemnify such person against such expenses under the TBOC.

Section 9.4.          Amendment.  Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any right of a person to indemnification by the Corporation existing at the time of such repeal or modification.

ARTICLE X
Amendments to Certificate of Formation

Section 10.1.          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Formation, in the manner now or hereafter prescribed by statute; provided, that this Amended and Restated Certificate of Formation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the shares of common stock of the Corporation entitled to vote on the matter.

ARTICLE XI
Corporate Opportunities

Section 11.1.          Scope.  The provisions of this Article XI are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of corporate opportunities.  For purposes of this Article XI, “Exempted Persons” means (i) Tectonic Holdings LLC and its Affiliated Companies (as defined below), successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries), and (ii) Cain, Watters & Associates, P.L.L.C. “Cain Watters” and its Affiliated Companies, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries).  For purposes of this Article XI, “Affiliated Companies” means, with respect to either Tectonic Holdings LLC or Cain Watters, any entity that controls, is controlled by or under common control with Tectonic Holdings LLC or Cain Watters (other than the Corporation and any entity that is controlled by the Corporation) and any investment funds managed by Tectonic Holdings LLC or Cain Watters.

Section 11.2.          Competition and Allocation of Corporate Opportunities.

(a)          To the fullest extent permitted by law and except as otherwise provided in Section 11.2(b) of this Article XI, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries.  To the fullest extent permitted by applicable law and except as otherwise provided in Section 11.2(b) of this Article XI, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such corporate opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to the Corporation or its subsidiaries.

(b)          In the event that a director or officer of the Corporation who is also an Exempted Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation of its subsidiaries, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer of the Corporation and its shareholders with respect to such corporate opportunity, if such director or officer of the Corporation acts in a manner consistent with the following policy:

(1)          A corporate opportunity offered to any director or officer of the Corporation, and who is also a director, officer or employee of an Exempted Person, shall belong to the Corporation if such corporate opportunity is expressly offered to such director or officer of the Corporation in writing solely in his or her capacity as a director or officer of the Corporation and not separately offered to any other Exempted Person.

(2)          Otherwise, such corporate opportunity shall belong to the Exempted Person.

Section 11.3.          Certain Matters Deemed Not Corporate Opportunities.  In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to belong to the Corporation if it is a corporate opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 11.4.          Limitation of Director Liability.  To the fullest extent permitted by law, no amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or corporate opportunities of which such Exempted Person becomes aware prior to such amendment or repeal.  This Article XI shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Amended and Restated Certificate of Formation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

Section 11.5.          Deemed Notice.  Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article XI.

* * * * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Formation to be executed by a duly authorized officer this 25th day of April, 2019.

TECTONIC FINANCIAL, INC.

By:	/s/ Patrick Howard
Name:	Patrick Howard
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Formation]